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                                     EXHIBIT 99


FOR IMMEDIATE RELEASE         CONTACT:  William F. Farley
                                        Kinnard Investments, Inc.
                                        (612) 370-2956

                                        James Dlugosch
                                        Miller & Schroeder Financial, Inc.
                                        (612) 376-1364

                       KINNARD TO ACQUIRE MILLER & SCHROEDER

     MINNEAPOLIS, May 17, 1999 -- Minneapolis-based financial services firm Kinnard Investments, Inc. (Nasdaq: KINN), and Miller & Schroeder Financial, Inc., a closely held Minneapolis fixed-income investment banker, today announced that they have reached a definitive agreement to combine their businesses. The agreement is subject to legal and regulatory approvals and approval by shareholders of both companies.

     Under the terms of the agreement, each share of Miller & Schroeder common stock will be converted, at the holder's election, to either $19.25, without interest, or 3.5 shares of Kinnard common stock. The transaction is structured so that Miller & Schroeder investors will receive between $5 million and $8 million in cash. Kinnard expects to issue approximately 2.0 million shares in connection with the merger. Based on Kinnard's closing share price of $5.00 per share on May 14, the transaction is valued at approximately $17 million.

     "This proposed merger will create the dominant mid-market investment banking and brokerage operation in the Upper Midwest by joining Miller & Schroeder's highly regarded fixed income underwriting and sales operation with Kinnard's equity capital markets business and retail sales capabilities," said William F. Farley, chairman and chief executive officer of Kinnard.

     "This is another growth step for our business, which has devoted the last two years to adding significant corporate finance and research talent, upgrading systems and expanding the selection of investment products we offer to institutional and retail clients," Farley said.

     "We expect the combined firm to be stronger than either organization alone because of the balanced revenue stream from fixed income investment banking and the growing revenue stream on the equity side," said Jim Dlugosch, chairman and chief executive officer of Miller & Schroeder.

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     The combined organization had revenues of about $75 million in 1998, nearly equally split between equity and fixed-income investment banking, with a
capital base of approximately $40 million.   Kinnard has a growing fixed income
business that will be integrated with the Miller & Schroeder business. The combined firm will have over 450 employees, including over 150 sales representatives.

     Management of the successor organization will be headed by Farley as chairman and chief executive officer, and Dlugosch, who will upon consummation of the merger become president and chief operating officer of the combined broker-dealer operation, which will be called Kinnard, Miller & Schroeder. Subject to necessary approvals, the merger is expected to close in fall 1999.

     Kinnard is a full-service investment-banking firm with 13 branch offices in three states, and 286 employees. The company is a member of the Securities Investor Protection Corporation (SIPC) and the Chicago Stock Exchange.

     Miller & Schroeder Financial, Inc. specializes primarily in fixed income investment banking, including public finance, mortgage banking and construction lending, gaming finance and corporate debt securities. It employs 193 people in nine offices in seven states.

     Except for historical information contained herein, the matter set forth in this news release, including expectations regarding the number of shares of Kinnard Common Stock to be issued in connection with the merger, the transaction value, the estimated date of closing of the transaction and the future performance of the combined company are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ significantly from those indicated in the forward-looking statements. Such risks and uncertainties include factors that are out of the control of either Kinnard or Miller & Schroeder including, but not limited to, the actions of various regulatory agencies, the risks associated with mergers, acquisitions and significant transactions generally and overall economic conditions.

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